Exhibit 99.1

Ethan Allen Interiors Inc. Investor / Media Contact: David R. Callen Vice President Finance & Treasurer 203-743-8305

ETHAN ALLEN REPORTS RESULTS FOR

QUARTER ENDED SEPTEMBER 30, 2013

DANBURY, CT - October 23, 2013 – Ethan Allen Interiors Inc. (NYSE: ETH) today reported operating results for the three months ended September 30, 2013. Please refer to the accompanying financial statements and reconciliations to non-GAAP measures discussed below.

First Quarter Highlights:

●	Net sales of $181.7 million with adjusted operating profit margin of 9.2%
●	Retail division written orders increased 11.4% including an increase of 13.8% in comparable design center written orders on top of 9.1% comparable growth the prior year first quarter
●	Cash and securities of $120 million, an increase of $20 million over the prior year
●	Major focus on getting ready for the launch of our new initiative under the umbrella of “The New Eclecticism” starting in Fall 2013

Farooq Kathwari, Chairman and CEO commented, “We are pleased with our progress in re-positioning our brand from a leader in furniture to a leader in home fashion. Our written business by our retail division increased 11.4% with comparable written increasing 13.8% despite the uncertainty expressed by our clients as a result of the recent government shutdown.”

Mr. Kathwari continued, “Our net sales of $181.7 million compared to $187.4 million in the prior year reflected the lower backlogs we had at the beginning of the quarter this year, a comparison to a strong quarter the previous year, and higher clearance sales during this quarter to make room for new products for our October launch.”

Mr. Kathwari concluded, “We are very pleased with our progress of re-introducing Ethan Allen as a fashion brand and reaching a larger customer base. We have a strong marketing program that started in October. The “bickering” in Washington made consumers nervous otherwise we believe we would have had an opportunity to have even higher written business in the first quarter. We also saw continued hesitancy in the first two weeks of October. We now see our clients starting to get more focused on decorating their homes and as a result we remain cautiously optimistic as we move forward.”

Financial Results:

Net sales for the quarter ended September 30, 2013 decreased 3.1% over the prior year to $181.7 million. The Company’s Retail division net sales decreased 4.9% to $141.8 million including a comparable design center net sales decline of 3.0%. Retail division written orders recorded during the fourth quarter increased 11.4% including an increase of 13.8% in comparable design center written orders. Net income for the quarter ended September 30, 2013 was $9.0 million or $0.31 per diluted share compared with $10.1 million or $0.35 per diluted share in the prior year quarter. Adjusted earnings for the quarter were $0.33 per diluted share or $9.5 million compared to $0.38 per diluted share or $11.1 million in the prior year quarter.

Analyst Conference Call

Ethan Allen will conduct a conference call at 11:00 AM (Eastern) on Thursday, October 24th to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors. To participate on the call, dial 866-244-4742 with conference ID# 1623314.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus two plants in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 (the “2013 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2013 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(in millions)

Selected Consolidated Financial Data:

	Three Months Ended
	09/30/13	09/30/12

Net sales	$181.7	$187.4
Gross margin	54.4%	55.6%
Operating margin	8.8%	9.6%
Operating margin (excluding special items*)	9.2%	10.4%
Net income	$9.0	$10.1
Net income (excluding special items* and unusual income tax effects)	$9.5	$11.1
Operating cash flow	$21.1	$6.7
Capital expenditures	$3.3	$8.3
Acquisitions	$0.0	$0.6
Treasury stock repurchases	$0.0	$0.0

EBITDA	$20.2	$22.5
EBITDA as % of net sales	11.1%	12.0%

EBITDA (excluding special items*)	$21.0	$24.1
EBITDA as % of net sales (excluding special items*)	11.6%	12.9%

Selected Financial Data by Business Segment:

	Three Months Ended
	09/30/13	09/30/12
Retail
Net sales	$141.8	$149.1
Operating margin	-0.1%	0.7%
Operating margin (excluding special items*)	0.4%	1.8%

Wholesale
Net sales	$113.2	$111.4
Operating margin	14.3%	14.4%
Operating margin (excluding special items*)	14.3%	14.4%

* Special items consist of restructuring, impairment, transition charges and other certain items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended
	09/30/13	09/30/12

Net sales	$181,659	$187,437
Cost of sales	82,916	83,184
Gross profit	98,743	104,253
Selling, general and administrative expenses	82,799	86,299
Operating income	15,944	17,954
Interest and other income	82	74
Interest expense	1,873	2,199
Income before income taxes	14,153	15,829
Income tax expense	5,119	5,765
Net income	$9,034	$10,064

Basic earnings per common share:
Net income per basic share	$0.31	$0.35
Basic weighted average shares outstanding	28,911	28,836

Diluted earnings per common share:
Net income per diluted share	$0.31	$0.35
Diluted weighted average shares outstanding	29,288	29,141

Comprehensive income:
Net income	$9,034	$10,064
Other comprehensive income
Currency translation adjustment	55	160
Other	18	25
Other comprehensive income (loss) net of tax	73	185
Comprehensive income	$9,107	$10,249

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	September 30, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$91,224	$72,601
Marketable securities	13,431	15,529
Accounts receivable, net	12,549	12,277
Inventories	141,664	137,256
Prepaid expenses & other current assets	22,515	22,907
Total current assets	281,383	260,570

Property, plant and equipment, net	289,542	291,672
Intangible assets, net	45,128	45,128
Restricted cash and investments	14,934	15,433
Other assets	4,585	4,482

Total Assets	$635,572	$617,285

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	485	480
Customer deposits	67,401	59,098
Accounts payable	25,783	22,995
Accrued expenses & other current liabilities	51,214	50,366
Total current liabilities	144,883	132,939

Long-term debt	130,712	130,809
Other long-term liabilities	19,036	19,180
Total liabilities	294,631	282,928

Shareholders' equity	340,941	334,357

Total Liabilities and Shareholders' Equity	$635,572	$617,285

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three Months Ended September 30, 2013 and 2012

Unaudited

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2013	2012
Net Income / Earnings Per Share
Net income	$9,034	$10,064
Special items net of related tax effects *	533	1,022
Unusual income tax effects	(46)	(12)
Net income (excluding special items* and unusual income tax effects)	$9,521	$11,074
Basic weighted average shares outstanding	28,911	28,836
Earnings per basic share	$0.31	$0.35
Earnings per basic share (excluding special items* and unusual income tax effects)	$0.33	$0.38

Diluted weighted average shares outstanding	29,288	29,141
Earnings per diluted share	$0.31	$0.35
Earnings per diluted share (excluding special items* and unusual income tax effects)	$0.33	$0.38

Consolidated Operating Income / Operating Margin
Operating income	$15,944	$17,954
Add: special items *	840	1,610
Operating income (excluding special items*)	$16,784	$19,564
Net sales	$181,659	$187,437
Operating margin	8.8%	9.6%
Operating margin (excluding special items*)	9.2%	10.4%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(204)	$1,048
Add: special items	840	1,610
Retail operating income (loss) (excluding special items*)	$636	$2,658
Retail net sales	$141,827	$149,079
Retail operating margin	-0.1%	0.7%
Retail operating margin (excluding special items*)	0.4%	1.8%

* Special items consist of restructuring, impairment, transition charges and certain other items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three Months Ended September 30, 2013 and 2012

Unaudited

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2013	2012

EBITDA
Net income	$9,034	$10,064
Add: interest expense, net	1,750	2,055
income tax expense	5,119	5,765
depreciation and amortization	4,289	4,606
EBITDA	$20,192	$22,490
Net sales	$181,659	$187,437
EBITDA as % of net sales	11.1%	12.0%
EBITDA	$20,192	$22,490
Add: special items*	840	1,610
EBITDA (excluding special items)	$21,032	$24,100
Net sales	$181,659	$187,437
EBITDA as % of net sales (excluding special items)	11.6%	12.9%

* Special items consist of restructuring, impairment, transition charges and certain other items.

Related tax effects are calculated using a normalized income tax rate.